Exhibit 99.1

Contact Information:
CCG Investor Relations	China Agritech, Inc.
Crocker Coulson, President	Kelviz Lim Kok Siak, VP of Finance
(646) 213 1916	+86 10 5962 1220
crocker.coulson@ccgir.com	kelviz@chinaagritech.com
www.ccgir.com

FOR IMMEDIATE RELEASE

China Agritech Delivers Fertilizer Shipment to Egypt

Beijing, China - July 21, 2008 - China Agritech, Inc. (OTC BB: CAGC) (“China Agritech” or “the Company”), a leading liquid organic fertilizer manufacturer in China, today announced that the Company successfully shipped its Green Vitality liquid fertilizer product to Egypt on July 18, 2008 as per its contract with AL-WAHA KHDRAA CO., a subsidiary of AL Ezz Group, a distributor of agricultural and fertilizer products to the Middle East and Africa.

This shipment of 10,000 liters of Green Vitality liquid fertilizer worth $75,000 to Egypt marks the first international transaction for China Agritech. The batch of goods will arrive at the Alexander port in Egypt in 60 days and will be settled in Cost, Insurance and Freight (“CIF”) terms, which means that the associated risk in shipping has been entirely transferred to the insurance company.

“We are pleased to report the successful shipment of our products to Egypt,” commented Mr. Yu Chang, President and CEO of China Agritech. “We have been working with Al Ezz Group for over a year and have developed a strong relationship. Our products have undergone tests monitored by the Egyptian government and are considered to be of superior quality compared to local brands. We are confident of our products performance and believe it will be well accepted in the Egyptian markets. We hope to enter into additional international markets which will result in future revenue growth for the Company.”

About China Agritech Inc.

China Agritech is engaged in the development, manufacture and distribution of organic liquid compound fertilizers and related products in the People's Republic of China. The Company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The Company sells it products to farmers located in twenty provinces of China including: Hainan, Anhui, Hubei, Jiangsu, Jiangxi, Guangxi, Liaoning, Shanxi Heilongjiang, Hebei, Jilin, Shandong, Inner Mongolia, Henan, Sichuan, Guangdong, Xinjiang, Yunnan, Chongqing and Guizhou. For more information visit www.chinaagritechinc.com

This release contains certain "forward-looking statements" relating to the business of China Agritech and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions, including but not limited to, statements regarding the continued demand for China Agritech’s products, China Agritech’s ability to sustain growth for the balance of the year and China Agritech’s ability to generally meet all of its objectives. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the SEC. Except as required by law, China Agritech is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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